Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CONSTELLATION ENERGY GROUP, INC.,

MIDAMERICAN ENERGY HOLDINGS COMPANY

and

MEHC MERGER SUB INC.

Dated as of September 19, 2008

(i)

(ii)

(iii)

INDEX OF PRINCIPAL TERMS

Term	Page
Acceptable Confidentiality Agreement	52
Affected Employees	48
Agreement	1
Antitrust Division	43
Articles of Merger	2
Assets	36
Atomic Energy Act	13
Bankruptcy Code	8
BGE	34
Book-Entry Shares	3
Business Plan	37
Cancelled Shares	3
Certificates	3
Closing	6
Closing Date	6
Code	6
Company	1
Company Approved VaR Limit	24
Company Awards	5
Company Board Recommendation	14
Company Common Stock	2
Company Disclosure Letter	6
Company DRIP	11
Company Employee Stock Options	10
Company Financial Statements	15
Company Joint Venture	9
Company Material Adverse Effect	7
Company Meeting	45
Company Nuclear Facilities	23
Company Other Equity-Based Reward	10
Company Performance Stock Awards	10
Company Performance Units	10
Company Plans	19
Company Preferred Stock	10
Company Reports	14
Company Required Consents	12
Company Required Statutory Approvals	13
Company Restricted Stock	10
Company Restricted Units	10
Company Savings Plans	11
Company SEC Reports	14
Company Shareholders’ Approval	31
Company Stock Plans	10

(iv)

Company Subsidiary	7
Company Trading Guidelines	24
Company Trading Portfolio	24
Company Voting Debt	11
Confidentiality Agreement	41
Contracts	12
Designated Credit Agreements	54
Due Diligence Termination Date	59
Easement	16
Easement Real Property	15
Effective Time	2
Environmental Claim	27
Environmental Laws	27
Environmental Permits	25
Equity Interests	9
Equity Plans	48
ERISA	20
ERISA Affiliate	20
Exchange Act	5
Excluded Entities
Existing D&O Coverage	47
Fair Value	24
FCC	13
FCC Pre-Approvals	13
FERC	13
Final Order	56
FPA	13
FTC	43
GAAP	15
Governmental Authority	13
Hazardous Materials	28
HEDC	33
HSR Act	13
Indemnified Liabilities	46
Indemnified Parties	46
Indemnified Party	46
Initial Termination Date	58
Insolvency Event	8
Intellectual Property	30
IRA	1
Joint Venture	9
Knowledge	8, 34
Law	4
Leased Real Property	15
Lien	9
Limited Due Diligence Termination Right	59

(v)

Material Contract	30
Material Real Property Lease	40
Merger	1
Merger Consideration	2
Merger Sub	1
MGCL	1
Morgan Stanley	33
MPSC	13
Non-Recourse Party	64
NRC	13
Order	12
Owned Real Property	15
Parent	1
Parent Contact	55
Parent Material Adverse Effect	34
Parent Required Statutory Approvals	35
Paying Agent	3
PBGC	20
Permit	12
Permitted Actions	44
Permitted Real Property Liens	15
Person	6
Proxy Statement	42
Purchase Agreement	1
Real Property	15
Real Property Lease	16
Regulatory Actions	44
Release	28
Representatives	41
Rights Agreement	23
SDAT
SEC	13
Securities Act	14
Securities Purchase Agreement	1
SOX	14
Subsidiary	7
Superior Proposal	52
Surviving Corporation	1
Takeover Proposal	53
Takeover Statute	53
Tax	19
Tax Return	19
Termination Date	48
Title IV Company Plan	20
Trade Secrets	30
Transfer Taxes	54

(vi)

Transition Committee	54
Treasury Regulations	19
Trust Preferred	9
UBS	33
VaR	24
Violation	12
WARN Act	23

(vii)

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2008 (this “Agreement”), is entered into by and among Constellation Energy Group, Inc., a Maryland corporation (the “Company”), MidAmerican Energy Holdings Company, an Iowa corporation (the “Parent”), and MEHC Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (the “Merger Sub”).

WHEREAS, the Company and the Parent have determined that it would be in each of their best interests and in the best interests of their respective shareholders, to effect the transactions contemplated by this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, the Parent and the Merger Sub have approved this Agreement and the merger of the Merger Sub with and into the Company whereby the Company will become a wholly owned subsidiary of the Parent (the “Merger”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto shall enter into a Series A Convertible Preferred Stock Purchase Agreement (the “Securities Purchase Agreement”) and an Investor Rights Agreement (the “IRA” and, collectively with the Securities Purchase Agreement, the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Maryland and the separate existence of the Merger Sub shall cease. The Company shall be the Surviving Corporation (as defined below) in the Merger, shall continue its corporate existence under the laws of the State of Maryland and, following the Effective Time, the Company shall become a wholly owned subsidiary of the Parent and shall succeed to and assume all of the rights and obligations of the Merger Sub in accordance with the Maryland General Corporation Law, as amended (the “MGCL”). The effects and consequences of the Merger shall be as set forth in Section 1.2. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2. Effects of the Merger. At the Effective Time, (a) the charter of the Company in effect immediately prior to the Effective Time shall at the Effective Time be amended in its entirety to be the same as charter of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “Constellation Energy Group, Inc.”, and as so amended in its entirety shall be set forth on Attachment A to the Articles of Merger (as defined below) and shall be the charter of the Surviving Corporation until thereafter duly amended and (b) the Merger shall have all of the effects provided by the MGCL.

As of the Effective Time, each of the directors of the Company shall resign and the directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the MGCL and the charter of the Surviving Corporation.

Section 1.3. Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), articles of merger in a form mutually agreed by the parties (the “Articles of Merger”) shall be executed and filed by the Company and the Merger Sub with the State Department of Assessments and Taxation of Maryland (“SDAT”) pursuant to the MGCL. The Merger shall become effective upon the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the SDAT or upon the effective time specified in Articles of Merger so filed, whichever is later (the “Effective Time”).

ARTICLE II.

TREATMENT OF SHARES

Section 2.1. Effect on Stock of the Company and the Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any of the capital stock of the Company or the Merger Sub:

(a) Conversion of Stock of the Company. Each share of common stock, without par value, of the Company (the “Company Common Stock”) issued and outstanding as of the Effective Time (other than shares of Company Common Stock to be treated in accordance with Section 2.1(b)), shall be converted into the right to receive cash in the amount of $26.50 per share (the “Merger Consideration”), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in accordance with Section 2.3 hereof, of the certificate formerly representing such share.

(b) Treatment of Certain Shares of Company Common Stock. Each share of Company Common Stock that is owned by the Parent or by any wholly owned Subsidiary (as defined in Section 4.1) of the Company or the Parent, in each case immediately prior to the Effective Time, shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by such entity bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

(c) Stock of the Merger Sub. Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, which shall thereafter (together with the shares of common stock of the Surviving Corporation issued in accordance with Section 2.1(b)) constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. No capital stock of the Merger Sub will be issued or used in the Merger.

Section 2.2. Surrender of Certificates.

(a) Deposit with Paying Agent. Prior to the Effective Time, the Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock in connection with the Merger to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(a). Such funds shall be deposited with the Paying Agent by the Parent immediately prior to or after the Effective Time and shall be invested by the Paying Agent as directed by the Parent; provided that, no investment of such deposited funds shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, the Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Merger Consideration to holders of shares of Company Common Stock.

(b) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) which as of the Effective Time represented outstanding shares of Company Common Stock (the “Cancelled Shares”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates (or affidavits of loss in lieu thereof) or book-entry shares (“Book-Entry Shares”) to the Paying Agent and such other provisions upon which the Parent and the Company may agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Shares to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by mutual agreement of the Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate or Book-Entry Shares shall be entitled to receive the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.4) in exchange for each share of Company Common Stock formerly evidenced by such Certificate or Book-Entry Shares, which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares representing such Cancelled Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable Transfer Taxes (as defined in Section 7.13) have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (or affidavit of loss in lieu thereof) and Book-Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Closing of Transfer Books; Rights of Holders of Company Common Stock. From and after the Effective Time, the Company Common Stock transfer books shall be closed and no registration of any transfer of such stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Section 2.2. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by any applicable domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Authority (each, a “Law”).

(d) Termination of Paying Agent. At any time commencing six months after the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of shares of Company Common Stock claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by the Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.4) to such holder in exchange for such lost, stolen or destroyed Certificate.

Section 2.3. Treatment of Company Stock Awards.

(a) Options. Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.3 and without any payment therefor except as otherwise provided in this Section 2.3, of all Company Employee Stock Options (as defined in Section 4.3(a)) (whether or not then exercisable) on Company Common Stock outstanding at the Effective Time. As of the Effective Time, each such Company Employee Stock Option (whether vested or unvested) shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (i) the amount, if any, by which the Merger

Consideration exceeds the exercise price per share with respect to such Company Employee Stock Options, multiplied by (ii) the total number of shares of Company Common Stock then issuable upon the exercise of such Company Employee Stock Options (whether or not then vested or exercisable).

(b) Other Awards. Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.3(b) and without any payment therefor except as otherwise provided in this Section 2.3(b), of each award (the “Company Awards”) (including each share of Company Restricted Stock, and each Company Restricted Unit, stock equivalent and Company Performance Unit, but excluding Company Employee Stock Options) outstanding immediately before the Effective Time. As of the Effective Time, each such Company Award shall be cancelled and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (i) the Merger Consideration, multiplied by (ii) the total number of shares of Company Common Stock that would be issuable upon full vesting of such award or for which restrictions would lapse upon full vesting of such award; provided, that, notwithstanding anything in this sentence to the contrary, in the case of Company Performance Units, each outstanding Company Performance Unit that becomes vested at the Effective Time pursuant to the terms of the applicable Company Stock Plan (based upon the number of months from the start of the applicable performance period to the Effective Time) shall immediately vest at the Effective Time, with the holder of each such Company Performance Unit becoming entitled to receive, in full satisfaction of the rights of such holder with respect to such award (including any portion that remains unvested), an amount in cash equal to $2.00 (provided that (A) amounts payable pursuant to the cancellation of all outstanding Company Performance Units pursuant to this sentence shall be paid out within 30 days after the Effective Time without interest and (B) each outstanding Company Performance Unit that does not become vested at the Effective Time pursuant to the terms of the applicable Company Stock Plan shall expire at the Effective Time and the holder thereof shall be entitled to no further payments or benefits with respect thereto.

(c) Required Action. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions, including obtaining consents and acknowledgements of participants, which are necessary to effectuate the provisions of Section 2.3(a), (b) and (c). The Company shall take all commercially reasonable actions to ensure that from and after the Effective Time neither the Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Employee Stock Options or Company Awards. The Company shall also take all action reasonably necessary to approve the disposition of the Company Employee Stock Options or Company Awards in accordance with this Section 2.3 so as to exempt such dispositions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.4. Withholding Rights. Other than in respect of Transfer Taxes, which shall be governed by Section 7.13, each of the Surviving Corporation, the Company, the Parent and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other payments made pursuant to this Agreement to any holder of shares of Company Common Stock, Company Employee Stock Options or Company Awards or other Person (as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax (as defined in Section 4.9) Law. To the extent that amounts are so withheld by the Surviving Corporation, the Company, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Employee Stock Options or Company Awards or other Person in respect of which such deduction and withholding was made by the Surviving Corporation, the Company, the Parent or the Paying Agent, as the case may be. As used in this Agreement, the term “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

Section 2.5. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE III.

THE CLOSING

Section 3.1. Closing. The closing of the Merger (the “Closing”) shall take place at the offices Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m., local time, on the third business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as the Company and the Parent shall mutually agree (the “Closing Date”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that except (i) as set forth in the letter, dated as of the date hereof, delivered by the Company to the Parent simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Letter”), with specific reference to the particular Section or Subsection of this Agreement to which the information set forth in such letter relates (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent) or (ii) as and to the extent set forth in the Company SEC Reports (as defined in Section 4.5) filed on or after January 1, 2008 and prior to the date of this Agreement, to the extent the relevance of the disclosure is readily apparent (excluding, in each case, any disclosures set forth in any risk factor section, in any forward looking statements (whether or not specifically identified as such), including future operating results and any other disclosures included thereon to the extent that they are cautionary, precatory or forward-looking in nature (provided that this clause (ii) shall not apply to Sections 4.1, 4.2, 4.3, 4.4(a), (b), (c) and (e), 4.16(b)(iii), 4.19, 4.20, 4.22, 4.24 and 4.26):

Section 4.1. Organization and Qualification. The Company and each of the Company Subsidiaries (as defined below) and each Company Joint Venture (as defined in Section 4.2(c)(B)) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing, as applicable, under the Laws the jurisdiction set forth opposite its name in Section 4.2 of the Disclosure Letter. The Company and each of the Company Subsidiaries and each Company Joint Venture has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined below). As used in this Agreement, (a) the term “Subsidiary” of a Person shall mean any other Person of which at least a majority of the voting power represented by the outstanding stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries; (b) the term “Company Subsidiary” shall mean a Subsidiary of the Company and (c) the term “Company Material Adverse Effect” shall mean any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company, the Company Subsidiaries or the Company Joint Ventures taken as a whole; provided, however, that the term “Company Material Adverse Effect” shall not include (i) any such effect relating to or resulting from general changes in the nuclear, electric or natural gas utility industry, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (ii) any such effect resulting from changes in Law or GAAP, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (iii) any such effect resulting from changes in financial markets or general economic conditions, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, and (iv) any such effect resulting from the announcement of the execution of this Agreement (except to the extent that the Company has made an express representation with respect to the effect of such execution on the Company and the Company Subsidiaries and the Company Joint Ventures), including any such change resulting therefrom in the market value of the Company Common Stock; provided, however, that, notwithstanding any provision of this sentence to the contrary, (x) the occurrence of an Insolvency Event (as defined below) in respect of the Company or any Company Subsidiary or Company Joint Venture or (y) any event, change, occurrence or development that is reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, shall be deemed to cause a Company Material Adverse Effect.

As used in this Agreement, the term “knowledge” when referring to the knowledge of the Company or any Company Subsidiary or any Company Joint Venture shall mean the actual knowledge of the Company officers listed on Section 4.1 of the Company Disclosure Letter as would have been acquired in the prudent exercise of their duties. As used in this Agreement, the term “Insolvency Event” means, with respect to any Person, the occurrence of any of the following:

(a) such Person shall (A) (i) (voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (B) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect 30 days.

Section 4.2. Subsidiaries; Corporate Documents.

(a) Section 4.2(a)(i) the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all of the Company Subsidiaries (other than Subsidiaries with de minimis assets and liabilities or that are dormant or inactive (“Excluded Entities”)) and the Company Joint Ventures and their respective jurisdictions of incorporation or organization and the jurisdictions in which they are qualified to do business, and Section 4.2(a)(ii) of the Company Disclosure Letter sets forth the ownership interest of the Company in each such Company Subsidiary and each such Company Joint Venture, as well as the ownership interest of any other Person or Persons in each such Company Subsidiary and each such Company Joint Venture (other than shares of 6.20 Trust Preferred Securities ($25 million liquidation amount per preferred security) of BGE Capital Trust II (the “Trust Preferred”), and the Company’s, such Company Subsidiaries’ and such Company Joint Ventures’ capital stock, Equity Interests (as defined in Section 4.2(c)(A)) or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of the Company Subsidiaries or Company Joint Ventures and consisting of less than 1% of the outstanding capital stock of such company. Except as set forth in Section 4.2(a)(iii) of the

Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other voting securities or Equity Interests of each such Company Subsidiary and each such Company Joint Venture are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, beneficially and of record by the Company free and clear of any mortgages, liens, security interests, pledges, charges, equities easements, rights of way, options, claims, restrictions or encumbrances of any kind (each a “Lien”).

(b) Prior to the date hereof, the Company has made available to the Parent true, complete and correct copies of the Company’s and the Company Subsidiaries’ and Company Joint Ventures’ articles of incorporation and by-laws or comparable governing documents, each current as of the date hereof, and each as so made available is in full force and effect (other than those of Excluded Entities).

(c) Section 4.2(c) of the Company Disclosure Letter sets forth as of the date of this Agreement (A) the name of the project associated with each such Company Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

(A) “Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any Person or any option therefor (together, “Equity Interests”), other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such second Person; and

(B) “Company Joint Venture” shall mean any Joint Venture of the Company, any of the Company Subsidiaries or any of the Company Joint Ventures in which the invested capital associated with the Company’s or the Company Subsidiaries’ interest exceeds $100,000,000; provided that, except with regard to Sections 4.1, 4.2(a), (b) and (d), 4.16(b)(i) and (iii), Constellation Energy Partners LLC shall not be deemed to be a Company Joint Venture or an Affiliate of the Company (except for purposes of Section 4.8).

(d) Except for interests in the Company Subsidiaries, the Company Joint Ventures and investments acquired after the date of this Agreement without violating any covenant contained herein, the Company does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests or investments in any Person, in which the invested capital associated with such interest individually as of the date of this Agreement exceeds $1,000,000 individually or $25,000,000 in the aggregate for all such interests and investments, as reasonably determined by the Company.

Section 4.3. Capital Stock.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, without par value, and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on, September 17, 2008, (A) 178,425,915 shares of Company Common Stock were issued and outstanding, of which 866,625 shares were subject to future vesting requirements or risk of forfeiture back to the Company or a right of repurchase by the Company (collectively,

“Company Restricted Stock”) and (B) 7,866,057 shares of Company Common Stock were reserved and available for issuance pursuant to the 2002 Senior Management Long-Term Incentive Plan, Executive Long-Term Incentive Plan, Management Long-Term Incentive Plan, the 1995 Long-Term Incentive Plan and the 2007 Long Term Incentive Plan (such plans, collectively, the “Company Stock Plans”), of which 6,821,218 shares were subject to outstanding options to purchase shares of Company Common Stock with a weighted average exercise price of $62.69 per share (such outstanding options, together with any options to purchase shares of Company Common Stock granted after September 17, 2008, under the Company Stock Plans, the “Company Employee Stock Options”), and 270,052 shares of Company Common Stock were subject to restricted stock unit awards granted under the Company Stock Plans (such unit awards, together with any other restricted stock unit awards granted after September 17, 2008, the “Company Restricted Units”).

(b) No shares of capital stock or other voting securities or Equity Interests of the Company were issued, reserved for issuance, outstanding or held by the Company in its treasury. As of the date of this Agreement, (A) except as set forth in Section 4.3(a), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive Company Common Stock or other rights that are linked to the value of Company Common Stock issued or granted by the Company or any of the Company Subsidiaries or Company Joint Ventures to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries or Company Joint Ventures and (B) no shares of Company Restricted Stock or Company Restricted Units were subject to performance-based vesting criteria. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Company Employee Stock Options and the vesting of Company Performance Units and Company Restricted Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the articles of incorporation of the Company as in effect from time to time, the by-laws of the Company as in effect from time to time, or any contract to which the Company is a party or otherwise bound. During the period from September 17, 2008, to the date of this Agreement, there have been no issuances, reservations for issuance or grants by the Company or any of the Company Subsidiaries or Company Joint Ventures of any shares of capital stock (including Company Restricted Stock) or other voting securities or Equity Interests of the Company (other than issuances or grants of shares of Company Common Stock pursuant to (i) the Company Shareholder Investment Plan (the “Company DRIP”) and (ii) the Company Employee Savings Plan, the Company Represented Employee Savings Plan for Nine Mile Point and the Company Non-Represented Employee Savings Plan for Nine Mile Point (collectively, the “Company Savings Plans”) in the ordinary course of business consistent with past practice and (iii) the exercise of Company Employee Stock Options outstanding on September 17, 2008, as required by their terms as in effect on September 17, 2008).

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries or Joint Ventures having the right to vote on any matters on which holders of capital stock or other Equity Interests of the Company or any of the Company Subsidiaries or Joint Ventures may vote (“Company Voting Debt”).

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Letter, as of the date of this Agreement, there are (A) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries or the Company Joint Ventures is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries or the Company Joint Ventures to issue, deliver or sell, or cause to be issued, delivered or sold, (1) shares of capital stock or other voting securities or Equity Interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or Equity Interests of, the Company or any of the Company Subsidiaries or the Company Joint Ventures or (2) any Company Voting Debt and (B) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries or the Company Joint Ventures. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries or the Company Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or the Company Joint Ventures.

(e) None of the Company nor any of the Company Subsidiaries or the Company Joint Ventures is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries or the Company Joint Ventures.

Section 4.4. Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Shareholders’ Approval (as defined in Section 4.19) and the applicable Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company Shareholders’ Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate or result in a breach of any provision of, constitute a material default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries or Company Joint Ventures (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company and such term when used in Article V has a correlative meaning with respect to the Parent) pursuant to any provisions of (i) any debt instruments relating to outstanding indebtedness for borrowed money in amounts in excess of $25 million, the articles of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries or Company Joint Ventures, (ii) preferred stock and preference stock of any Company Subsidiary or Company Joint Venture, (iii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders’ Approval, any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority (as defined in Section 4.4(c)) (each, an “Order”), authorization, license, consent, certificate, registration, approval or other permit of any Governmental Authority (each, a “Permit”) or Law applicable to the Company or any of the Company Subsidiaries or Company Joint Ventures or any of their respective properties or assets or (iv) subject to obtaining the third-party consents set forth in Section 4.4(b)(iv) of the Company Disclosure Letter (the “Company Required Consents”), any Material Contract (as defined in Section 4.16(b)) or material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, “Contracts”) to which the Company or any of the Company Subsidiaries or Company Joint Ventures is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (iii) or (iv) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) the filing with and, to the extent required, the declaration of effectiveness by the U.S. Securities and Exchange Commission (the “SEC”) of (x) a Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) the filing of an application to, and approval of, the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act, as amended (the “FPA”); (E) the filing of an application to, and consent and approval of, and transfer of or issuance of any required licenses and license amendments by, the Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”); (F) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (G) the filing of the Articles of Merger and other appropriate merger documents required by the MGCL with the State Department of Assessments and Taxation of Maryland; (H) compliance with and any such filings as may be required under applicable Environmental Laws; (I) to the extent required, filings with, notice to and the approval of the Maryland Public Service Commission (“MPSC”); (J) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); and (K) such other items as disclosed in Section 4.4(c) of the Company Disclosure Letter (the items set forth above in clauses

(A) through (K), the “Company Required Statutory Approvals”), (i) no Permit or Order or action of, registration, declaration or filing with or notice to any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body), commission, agency, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Authority”), and (ii) except as set forth in Schedule 4.4(c)(ii) of the Company Disclosure Letter, no consent or approval is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by the Company, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) Compliance. None of the Company nor any of the Company Subsidiaries or Company Joint Ventures is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any Law or Order of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company and the Company Subsidiaries and Company Joint Ventures have all Permits, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. None of the Company, any of the Company Subsidiaries or Company Joint Ventures is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would reasonably be expected to result in a default by the Company, any Company Subsidiary or Company Joint Venture under (i) their respective articles of incorporation or by-laws or similar governing documents or the terms of any preferred stock or preference stock of any Company Subsidiary or Company Joint Venture or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company, any Company Subsidiary or Company Joint Venture is bound or to which any of their respective property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Board Approval. The Board of Directors of the Company has (A) determined that the Merger is fair to, and in the best interests of the Company, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of the Company Common Stock, (B) directed that the Merger contemplated by this Agreement be submitted to the holders of the Company Common Stock for their approval and (C) resolved to recommend that the shareholders of the Company adopt this Agreement (the “Company Board Recommendation”).

Section 4.5. Reports and Financial Statements. Since December 31, 2004, the Company and the Company Subsidiaries and Company Joint Ventures have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, statements, certifications, reports and documents required to be filed or furnished by them under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006, the Energy Policy Act of 2005, the FPA, the Communications Act of 1934 as amended by the Telecommunications Act of 1996, the Atomic Energy Act, and applicable state public utility Laws (collectively, the “Company Reports”). The Company Reports have complied, as of their respective dates, or if not yet filed or furnished, will comply, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such failures which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. As of their respective dates, (or, if amended prior to the date hereof, as of the date of such amendment), each form, certification, report, schedule, registration statement, definitive proxy statement or other document filed with or furnished to the SEC after December 31, 2004 by the Company (the “Company SEC Reports”), did not, or if not yet filed or furnished, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company SEC Reports, at the time of its filing or being furnished, complied in all material respects, or if not yet filed or furnished, will comply in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and the Chicago Stock Exchange. Each of the audited consolidated financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

Section 4.6. Real Property.

(a) The Company, the Company Subsidiaries and Company Joint Ventures have (x) good and marketable title to all real property owned in fee by them (the “Owned Real Property”) (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by them as lessee or sublessee (the “Leased Real Property”), and

(z) valid title to the easements in all real property and interests in real property over which any of them have easement (the “Easement Real Property” and, together with the Owned Real Property and Leased Real Property, the “Real Property”), in each case free and clear of all Liens, except the following (“Permitted Real Property Liens”):

(i) Liens that secure indebtedness as reflected on the Company Financial Statements or indebtedness listed on Section 4.8 of the Company Disclosure Letter;

(ii) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject Real Property by the Company or the Company Subsidiaries or Company Joint Ventures);

(iii) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws;

(iv) Liens that have been placed by a third party on the fee title of Leased Real Property or Easement Real Property that are subordinate to the rights therein of the Company, any Company Subsidiary or Company Joint Venture or that, if foreclosed, would not materially adversely impair the conduct of the business of any of them at the subject Real Property as presently conducted; and

(v) such other matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) None of the Company, any of the Company Subsidiaries or Company Joint Ventures is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Real Property or any portion thereof or interest therein.

(c)(i) Each lease or sublease for real property under which Company, any of the Company Subsidiaries or Company Joint Ventures is a lessee or sublessee (each, a “Real Property Lease”) and each easement or subeasement for real property under which the Company, any of the Company Subsidiaries or Company Joint Ventures owns an easement interest (each, an “Easement”) is in full force and effect and is the valid and binding obligation of the Company, the Company Subsidiaries or Company Joint Ventures, enforceable against the Company, the Company Subsidiaries or Company Joint Ventures in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, subject to Permitted Real Property Liens, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting rights of creditors generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity), (ii) no notices of default under any Real Property Lease or Easement have been received by the Company, the Company Subsidiaries or Company Joint Ventures that have not been resolved, (iii) none of the Company, the Company Subsidiaries or Company Joint Ventures is in default under any Real Property Lease, and, to the knowledge of the Company, no landlord, sublandlord, land owner or the owner of an easement who has granted a subeasement thereunder is in default in any material respect, and (iv) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Real Property Lease or Easement by the Company or the Company Subsidiaries or Company Joint Ventures, except in each case (i.e., clause (c)(i), (ii), (iii) and (iv)), as do not materially adversely impair the use or occupancy of the subject Real Property or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) With respect to the Real Property, none of the Company, any of the Company Subsidiaries or Company Joint Ventures has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, would reasonably be expected to materially adversely impair the use, occupancy or value of any Real Property. The Company and the Company Subsidiaries and Company Joint Ventures have lawful rights of use and access to all land and other real property rights, subject to Permitted Real Property Liens, necessary to conduct their businesses substantially as presently conducted.

(e) None of the Company, any of the Company Subsidiaries or Company Joint Ventures manage any real property owned or leased by a third party pursuant to a management agreement or otherwise.

(f) The Company, the Company Subsidiaries and Company Joint Ventures, at and immediately following the Closing, will have all material easements, rights of way, licenses and use agreements necessary to conduct their respective businesses, consistent with past use and (ii) at and immediately following the Closing, there will not be any gaps, defects or deficiencies in the easements, rights of way, licenses and use agreements used in their respective businesses that would, individually or in the aggregate, materially impair or disrupt the conduct of such businesses (as such businesses have been conducted through the date hereof).

(g) Other than the power generation facility in Alabama acquired by the Company in February 2008, and the plant currently under construction near Grande Prairie, Alberta, Canada, the Company, the Company Subsidiaries and Company Joint Ventures do not have any generation or processing facilities under construction or development.

Section 4.7. Internal Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries and Company Joint Ventures required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of SOX with respect to such reports. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. Except as set forth in Section 4.7 of the Company Disclosure Letter, there are no “significant deficiencies” or “material weaknesses” (as defined by SOX) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Section 4.8. Litigation; Undisclosed Liabilities; Restrictions on Dividends. (a) There are no pending or, to the knowledge of the Company, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Company, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries or the Company Joint Ventures which have, individually or in the aggregate, resulted in or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) there have been no claims for indemnification or breach of warranty against the Company, any Company Subsidiary or any Company Joint Venture for amounts in excess of $25,000,000 with respect to the sale of a business, however effected by any of them, and which claims were unresolved at any time after December 31, 2006 and (c) there are no Orders of any Governmental Authority or any arbitrator applicable to the Company or any of the Company Subsidiaries or the Company Joint Ventures except for such that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect. Except for matters reflected as liabilities or reserved against in the balance sheet (or notes thereto) as of December 31, 2007, included in the Company Financial Statements, as of the date of this Agreement, none of the Company, any Company Subsidiary or Company Joint Venture has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred since December 31, 2007 in the ordinary course of business consistent in kind and amount with past practice, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as may be set forth in any Company Required Statutory Approval, there are no restrictions (contractual or regulatory) limiting the ability of any Company Subsidiary or Company Joint Venture from making distributions, dividends or other return of capital to the Company or another Company Subsidiary or Company Joint Venture owning capital stock therein. Neither the Company nor any Company Subsidiary or Company Joint Venture is a party to, or has any commitment to become a party to, any Joint Venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company, any Company Subsidiary or Company Joint

Venture, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any of its Subsidiaries or Company Joint Ventures, in the Company’s, any Company Subsidiary’s or Company Joint Venture’s audited financial statements or other Company SEC Reports. As used in this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person, where, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

Section 4.9. Tax Matters. Except as to matters that would not reasonably be expected, considered individually or in the aggregate with other matters, to result in a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries and Company Joint Ventures have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns (as defined below) required to be filed by them on or prior to the date hereof, such Tax Returns are correct, complete and accurate in all respects, and all Taxes (as defined below) due and payable have been paid; (ii) the Company has adequately provided in the Company Financial Statements and related records accruals or reserves for the payment of all Taxes and Tax liabilities payable by or with respect to the income, assets or operations of the Company, the Company Subsidiaries and Company Joint Ventures; (iii) there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to the Company’s knowledge, threatened against the Company, any Company Subsidiary or Company Joint Venture by any taxing authority; (iv) there are no Liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries or Company Joint Ventures, except for Liens for Taxes (A) not yet due and payable, or if due and payable, are not delinquent and may thereafter be paid without penalty or (B) that are being contested in good faith through appropriate proceedings, are listed in Section 4.9 of the Company Disclosure Letter and have been accrued for or otherwise taken into account in accordance with GAAP on the Company Financial Statements; (v) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company, any of the Company Subsidiaries or Company Joint Ventures; (vi) all Taxes that the Company, any Company Subsidiary or Company Joint Venture is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the appropriate taxing authorities in a timely manner, to the extent due and payable; (vii) none of the Company, any Company Subsidiary or Company Joint Venture has been a party to any transaction occurring during the two-year period prior to the date of this Agreement in which the parties to such transaction treated the transaction as one to which Section 355 of the Code applied, (viii) none of the Company, any Company Subsidiary or Company Joint Venture has participated in any “listed transactions” or, to the knowledge of the Company, any “reportable transactions” within the meaning of Treasury Regulations (as defined below) Section 1.6011-4, and none of the Company, any Company Subsidiary or Company Joint Venture has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code; (ix) none of the Company, any Company Subsidiary or Company

Joint Venture (A) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries or Company Joint Ventures) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to any commercial agreement or contract not primarily related to Tax) or (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Material Contracts or any commercial agreements or contracts not primarily related to Tax); (x) the Company has made available to the Parent correct and complete copies of all income and all other material Tax Returns, material examination reports and material statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or Company Joint Venture for taxable periods beginning after December 31, 2003; (xi) no written claim has ever been made by any taxing authority in a jurisdiction where the Company, any Company Subsidiary or Company Joint Venture does not file Tax Returns that the Company, any Company Subsidiary or Company Joint Venture is or may be subject to taxation by that jurisdiction; (xii) neither the Company, any of the Company Subsidiaries or Company Joint Venture is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law), and (B) the disallowance of a deduction under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law) for employee remuneration will not apply to any amount paid or payable by the Company, any Company Subsidiary or Company Joint Venture under any contract, benefit plan, program, arrangement or understanding currently in effect; and (xiii) the Company, the Company Subsidiaries and Company Joint Ventures, as applicable, have made proper elections under Section 475 of the Code with respect to the Company Trading Portfolio As used in this Agreement: (i) the term “Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, utility, production, value added, occupancy, transfer, gains and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto; (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendments to such returns and reports; and (iii) the term “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

Section 4.10. Employee Benefits; ERISA.

(a) Company Plans. For purposes of this Agreement, “Company Plans” shall mean each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, policy, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any

Company Subsidiary or Company Joint Venture for the benefit of any employee or former employee of the Company, any Company Subsidiary or Company Joint Venture or with respect to which the Company, any Company Subsidiary or Company Joint Venture to its knowledge has any liability.

(b) Deliveries. With respect to each Company Plan, the Company has heretofore delivered or made available or as soon as practicable following the date hereof shall deliver or make available to the Parent true and complete copies of (i) each of the Company Plans as currently in effect; (ii) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (iii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code; (iv) if applicable, the most recent annual report (Form 5500 series) filed with the Internal Revenue Service; (v) if applicable, the most recent actuarial report prepared for such Company Plan; and (vi) for the last three years, all material correspondence with the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the SEC and any other Governmental Authority regarding the operation or the administration of any Company Plan.

(c) Absence of Liability. No material liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or Company Joint Venture or any trade or business, whether or not incorporated, that together with the Company, any Company Subsidiary or Company Joint Venture is deemed a “single employer” under Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full and or accrued in accordance with the terms of the applicable Company Plan, to the knowledge of the Company, no condition exists that presents a material risk to the Company, any Company Subsidiary or Company Joint Venture or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code with respect to the most recent three fiscal years of the applicable Company Plan ended prior to the Closing Date.

(d) Funding. No Company Plan subject to Title IV of ERISA (a “Title IV Company Plan”), has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), or failed to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code), in each case whether or not waived, as of the last day of the most recent fiscal year of such Title IV Company Plan ended prior to the Closing Date. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(e) Multiemployer Plans. No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(f) No Violations. Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. None of the Company, any Company Subsidiary or Company Joint Venture has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company, any Company Subsidiary or Company Joint Venture to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company, the Company Subsidiaries and Company Joint Ventures taken as a whole. None of the Company, any Company Subsidiary or Company Joint Venture has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which would be material to the Company, the Company Subsidiaries and Company Joint Ventures taken as a whole. To the knowledge of the Company, none of the Company, any Company Subsidiary or Company Joint Venture has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee. Since January 1, 2005, each Company Plan that is subject to Section 409A of the Code has been administered in all material respects in good faith compliance with Section 409A of the Code.

(g) Section 401(a) Qualification. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service; and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code.

(h) Plan Amendments. There has been no amendment to, announcement by the Company, any Company Subsidiary or any Company Joint Venture relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year of the Company or increase the benefits (whether retroactively or prospectively) payable under any Company Plan (except as required by applicable law).

(i) Claims. There are no material pending, or to the knowledge of the Company threatened, material claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).

(j) No Foreign Company Plans. All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.11. Labor and Employee Relations.

(a) As of the date of this Agreement, except for employees represented by the International Brotherhood of Electrical Workers Union, Local 97 and the International Union of Operating Engineers, Locals 95-95A and 501 American Federation of Labor and Congress of Industrial Organizations, no employee of the Company, any of the Company Subsidiaries or Company Joint Ventures is represented by any union or covered by any collective bargaining agreement. No labor organization or group of employees of the Company, any of the Company Subsidiaries or Company Joint Ventures has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;

(b) there are no pending or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing or material labor disputes with respect to any employees of the Company, the Company Subsidiaries or Company Joint Ventures which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and during the past five years, none of the Company, the Company Subsidiaries or Company Joint Ventures has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute;

(c) none of the Company, the Company Subsidiaries or Company Joint Ventures has to its knowledge, within the last two years, engaged in any unfair labor practice and there are no complaints against the Company, any of the Company Subsidiaries or Company Joint Ventures pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company, any of the Company Subsidiaries or Company Joint Ventures ;

(d) the Company, the Company Subsidiaries and Company Joint Ventures are in compliance in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Uniformed Services Employment and Reemployment Rights Act, the Family and Medical Leave Act and the Occupational Safety and Health Act of 1970 and any and all similar applicable state and local Laws;

(e) each of the Company, the Company Subsidiaries and Company Joint Ventures is, and during the 90-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Law.

Section 4.12. [Intentionally Omitted]

Section 4.13. Operations of Nuclear Power Plants. The operations of the nuclear generation stations owned or operated, in whole or part, by the Company, the Company Subsidiaries or any of the Company Joint Ventures, as applicable (collectively, the “Company Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release (as defined in Section 4.15(i)(iv)) therefrom of radioactive materials and each such plan conforms with the requirements of applicable Law in all material respects. The plans for the decommissioning of each of the Company Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable Law in all material respects and, solely with respect to the portion of the Company Nuclear Facilities owned, directly or indirectly, by the Company, the Company Subsidiaries or the Company Joint Ventures, the funding of decommissioning and storage of spent nuclear fuel is consistent with applicable Law. The operations of the Company Nuclear Facilities are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Nuclear Facility is listed by the NRC in the Unacceptable Performance column of the NRC Action Matrix as a part of the NRC’s Assessment of Licensee Performance. The Company, the Company Subsidiaries and the Company Joint Ventures each maintain liability insurance to the full extent required by Law for operating the Company Nuclear Facilities, and such insurance regarding such facilities remains in full force and effect in all material respects. All nuclear decommissioning funds established by the Company, the Company Subsidiaries and Company Joint Ventures that are intended to qualify under the provisions of Section 468A of the Code and the Treasury Regulations promulgated thereunder as “qualified nuclear decommissioning funds have satisfied (since formation) the requirements set forth in Treasury Regulations Section 1.468A-5.

Section 4.14. Trading. The Company and each of the Company Subsidiaries and Company Joint Ventures, has established risk parameters, limits and guidelines, including daily value at risk and stop loss limits and liquidity guidelines, in compliance with the risk management policies approved by the Company’s corporate risk management committee (the “Company Trading Guidelines”), and the Company’s Board of Directors has approved VaR (as defined below) limits as set forth in Section 4.14 of the Company Disclosure Letter (the “Company Approved VaR Limit”). Compliance with the Company Trading Guidelines is monitored by the Senior Vice President and Chief Risk Officer of the Company and is periodically reviewed with the audit committee of the Board of Directors of the Company. The Company has provided the Company Trading Guidelines to the Parent prior to the date of this Agreement. As of the date of this Agreement, (i) the Company’s VaR is in compliance with the

Company Approved VaR Limit (except for temporary increases set forth in Section 4.14 of the Company Disclosure Letter), and the Company, the Company Subsidiaries and Company Joint Ventures are operating in compliance with the Company Trading Guidelines in all material respects and (ii) the aggregate net positions in the trading portfolio of the Company, the Company Subsidiaries and Company Joint Ventures (the “Company Trading Portfolio”) would not reasonably be expected to result in a loss to the Company, the Company Subsidiaries and Company Joint Ventures, based on Fair Value (as defined below) based on market prices in existence as of the date of this Agreement, in excess of $200 million. Since June 30, 2008, none of the Company, the Company Subsidiaries or Company Joint Ventures has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in the trading portfolio of the Company, the Company Subsidiaries and Company Joint Ventures that would be material to the Company, the Company Subsidiaries and Company Joint Ventures taken as a whole. For purposes of this Agreement, “VaR” shall mean the value-at-risk of the mark-to-market portfolios of the Company and its marketing and trading Subsidiaries and Joint Ventures based on a four standard deviation move in prices and a one-day holding period. The Company Trading Portfolio has been marked to market at Fair Value. “Fair Value” shall be determined in accordance with Statement of Financial Accounting Standards Number 157.

Section 4.15. Environmental Protection.

(a) Compliance. (i) Each of the Company, the Company Subsidiaries and Company Joint Ventures in compliance with all applicable Environmental Laws (as defined in Section 4.15(i)(ii)) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) none of the Company, the Company Subsidiaries or Company Joint Ventures has received any written communication that has not been fully resolved from any Person or Governmental Authority that alleges that the Company or any of the Company Subsidiaries or Company Joint Ventures is not or has not been in such compliance with or is subject to liability under applicable Environmental Laws, except for such noncompliance or liability that would not reasonably be expected to have a Company Material Adverse Effect and (iii) to the knowledge of the Company, there are no circumstances, incidents, events or conditions that would reasonably be expected to prevent or impede such compliance or lead to such liability in the future, where such noncompliance or liability would reasonably be expected to have a Company Material Adverse Effect.

(b) Environmental Permits. (i) Each of the Company, the Company Subsidiaries and Company Joint Ventures has obtained and maintains or has applied for all Permits required pursuant to Environmental Laws, including, without limitation, all Permits required under the New Source Review program of the Federal Clean Air Act, 42 U.S.C. § 7401 et seq (collectively, the “Environmental Permits”) necessary for the construction, maintenance or modification of its facilities and the conduct of its operations under Environmental Laws, except where such failures to so obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) all such Environmental Permits are in good standing and are no longer subject to judicial or administrative appeal or, where applicable, a renewal application has been timely filed and is pending agency approval, except where such deficiencies or possible appeals or failures to timely renew would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) there are no proceedings pending, or to the knowledge of the Company, threatened to revoke, cancel, materially modify or terminate such Environmental Permits; and (iv) each of the Company, the Company Subsidiaries and Company Joint Ventures is and has been in material compliance with all terms and conditions of the Environmental Permits, except where failures to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Environmental Claims. (i) There is no Environmental Claim (as defined in Section 4.15(i)(i)) pending, or to the knowledge of the Company, threatened which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect pending (A) against any of the Company, the Company Subsidiaries or Company Joint Ventures, (B) against any real or personal property or operations which the Company or any of the Company Subsidiaries or Company Joint Ventures currently or formerly owns, leases, operates, or manages, in whole or in part; or (c) against any Person or entity whose liability for such Environmental Claim the Company, any of the Company Subsidiaries or Company Joint Ventures has retained or assumed contractually or by operation of law. (ii) To the knowledge of the Company, there are no actions, activities, circumstances, conditions, events, incidents or material facts that are reasonably likely to form the basis of an Environmental Claim against the Company, any of the Company Subsidiaries or Company Joint Ventures or against any Person whose liability for any Environmental Claim the Company, any of the Company Subsidiaries or Company Joint Ventures has retained or assumed contractually or by operation of law which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, arising from (A) environmental remediation, decommissioning, natural gas exploration and production activities or mining reclamation activities, (B) obligations under the federal Clean Air Act, as amended, or any similar state or local air emissions permitting Environmental Law relating to the construction of or modifications to facilities by the Company, the Company Subsidiaries or Company Joint Ventures, or (C) any other environmental matter affecting the Company, the Company Subsidiaries or Company Joint Ventures.

(d) Releases and Exposure. There have been no Releases (as defined in Section 4.15(i)(iv)) or threatened Releases of or exposure to any Hazardous Material (as defined in Section 4.15(i)(iii)) that would be reasonably likely to be the subject of any Environmental Claim against the Company, any of the Company Subsidiaries or Company Joint Ventures, or any Person or entity whose liability for any Environmental Claim the Company, any of its Subsidiaries or Company Joint Ventures has retained or assumed contractually or by operation of law, except for any Releases or threatened Releases of or exposures to Hazardous Material which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) Environmental Orders. None of the Company, the Company Subsidiaries or Company Joint Ventures is subject to any environmental Orders which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f) No Assumption of Liabilities. None of the Company, the Company Subsidiaries or Company Joint Ventures has retained or assumed or agreed to retain or assume contractually or, to the knowledge of the Company, by operation of law any liability of any other Person under any Environmental Law, except for any such liability that would not reasonably be expected to have a Company Material Adverse Effect.

(g) Availability of Information. The Company has made available copies of all material environmental, assessments and audits and other material environmental documents in the possession of the Company, any of the Company Subsidiaries or Company Joint Ventures or otherwise under the reasonable control of the Company, any of the Company Subsidiaries or Company Joint Ventures relating to Hazardous Materials, Environmental Laws, Environmental Permits, Environmental Claims, environmental Orders, or any environmental conditions at any real or personal property or operations which the Company, any of the Company Subsidiaries or Company Joint Ventures currently or formerly owns, leases, operates, or manages, in whole or in part.

(h) Environmental Attributes. (i) Each of the Company, the Company Subsidiaries and the Company Joint Ventures owns or controls the rights to all environmental or renewable energy credits, energy conservation credits, benefits, offsets, verified emissions reductions or allowances issued pursuant to Environmental Law (collectively, “Environmental Attributes”) that have been held by or issued for each facility or operation for calendar year 2008 and for any future years for which Environmental Attributes have been issued, including, without, limitation, offsets, emission allowances or emission credits concerning greenhouse gas emissions or emission allowances that have been issued to or acquired for each facility or operation in relation to either Title IV of the Clean Air Act, applicable “NOx Budget Program”, or other state or federal emission trading program; and (ii) such Environmental Attributes are sufficient to enable each facility or operation to achieve and maintain compliance with applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(i) Definitions. As used in this Agreement:

(i) “Environmental Claim” means any and all administrative, regulatory, or judicial written actions, suits, demands, demand letters, requests for information, directives, claims, Liens, investigations, proceedings or notices of noncompliance, liability or violation by any Person (including any Governmental Authority), alleging potential liability of the Company (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of, or exposure to any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, any of the Company Subsidiaries or Company Joint Ventures; (B) circumstances forming the basis of any liability under or violation or alleged violation of any applicable Environmental Law or Environmental Permit; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of, or exposure to any Hazardous Materials.

(ii) “Environmental Laws” means, as in effect on or prior to the date hereof, all federal, state, local, foreign, and transnational laws (including common law), statutes, codes, rules, regulations, standards, licenses, authorizations, Permits, approvals, agency requirements, orders, judgments, injunctions, decrees, and treaties, in each case that have the force and effect of law and relate to pollution, protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, or the indoor environment), protection of natural resources, endangered or threatened species, mining, the protection of human health or safety from Hazardous Materials, Releases or threatened Releases of or exposure to Hazardous Materials, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, decommissioning reclamation, reuse or handling of Hazardous Materials.

(iii) “Hazardous Materials” means (A) any petroleum or petroleum products or byproducts, radioactive materials, toxic mold, asbestos in any form, urea formaldehyde foam insulation, radon, and polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants”, “pollutants,” “dangerous wastes” or words of similar meaning and regulatory effect under any applicable Environmental Law; (C) any other chemical, material, substance or waste, which by its nature, presence, characteristics, or concentration is harmful, hazardous, or injurious to human health or safety, the environment, or natural resources or exposure to which is now prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface, subsurface strata, or the indoor environment), including the disposal or abandonment of barrels, containers, tanks or other receptacles.

Section 4.16. Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except as set forth in Section 4.16(a) of the Company Disclosure Letter. All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to the Parent.

(b) Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 4.16(b) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to the Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information), of any Contract to which the Company, any of the Company Subsidiaries or Company Joint Ventures is a party to or bound by whether or not terminated:

(i) that is any non-competition Contract or other Contract that (w) purports to limit in any material respect either the type of business in which the Company, the Company Subsidiaries or Joint Ventures (or, after the Effective Time, Parent or its Subsidiaries) or any of their Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for franchise agreements containing customary provisions between the Company or one of the Company Subsidiaries or Joint Ventures and the applicable jurisdictions, (x) would require the disposition of any material assets or line of business of the Company, the Company Subsidiaries or Joint Ventures (or, after the Effective Time, Parent or its Subsidiaries) or any of their Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (y) is a material Contract that grants “most favored nation” status that, following the Merger, would apply to the Parent and its Subsidiaries, including the Company, the Company Subsidiaries and Company Joint Ventures or (z) prohibits or limits, in any material respect, the right of the Company, any of the Company Subsidiaries or Company Joint Ventures to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property (as defined in Section 4.17(a)) rights;

(ii) under which the Company, any Company Subsidiary or Company Joint Venture has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $10 million (except for such indebtedness between the Company and its Subsidiaries or between such Subsidiaries or guaranties by the Company of indebtedness of the Company and of its Subsidiaries or by any Company Subsidiary of indebtedness of the Company or of another Subsidiary); or

(iii) that, whether before or after the Effective Time would bind, or be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect.

The Contracts described in clauses (a) and (b) together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “Material Contracts”.

(c) A true and correct copy of each Material Contract has previously been made available to the Parent and each such Contract is a valid and binding agreement of all parties thereto, and is in full force and effect, and none of the Company, the Company Subsidiaries or Company Joint Ventures nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. Intellectual Property.

(a) The Company, the Company Subsidiaries and Company Joint Ventures have the right to use all Intellectual Property used in their business as presently conducted. The conduct of the Company, the Company Subsidiaries and Company Joint Venture, to the Company’s knowledge, does not and has not in the past six (6) years infringed or otherwise violated the Intellectual Property rights of any third party, and no third party has asserted in the past three (3) years that the Company, the Company Subsidiaries or Company Joint Ventures has infringed or otherwise violated its Intellectual Property rights. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Company’s knowledge, threatened against the Company, the Company Subsidiaries or Company Joint Ventures concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property owned or used by the Company, the Company Subsidiaries or Company Joint Ventures. To the Company’s knowledge, no Person is violating any Intellectual Property right that the Company, the Company Subsidiaries or Company Joint Ventures holds exclusively; and the Company and the Company Subsidiaries and Joint Ventures have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets (as defined below) that are owned, used or held by the Company, the Company Subsidiaries or Company Joint Ventures. For purposes of this Agreement, “Intellectual Property” means all (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, to the extent patentable, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential business information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(b) The Company, the Company Subsidiaries and Company Joint Ventures have implemented reasonable backup, security and disaster recovery technology that is consistent with industry practices. The Company, the Company Subsidiaries and Company Joint Ventures take all such measures as are required by applicable Law to ensure the confidentiality of customer financial and other confidential information and to comply with the Company’s privacy policy. The Company’s, the Company Subsidiaries’ and Company Joint Ventures’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company, the Company Subsidiaries or Company Joint Venture in connection with its business as presently conducted, and have not materially malfunctioned or failed within the past three (3) years.

Section 4.18. Absence of Certain Changes or Events. Except as expressly contemplated or permitted by this Agreement, since December 31, 2007, (a) the Company and each of the Company Subsidiaries and Company Joint Ventures have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any change or development or combination of developments affecting the Company, any Company Subsidiary or Company Joint Venture, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; provided that neither clause (a) nor clause (b) shall apply to the retail or wholesale businesses of such Persons.

Section 4.19. Vote Required. Subject to Section 8.2(f), the approval of the Merger by a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock (the “Company Shareholders’ Approval”) is the only vote of the holders of any class or series of the capital stock or any other securities of the Company, any of the Company Subsidiaries or Company Joint Ventures required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.20. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), dated September 19, 2008, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion has been delivered to the Parent or will be delivered to the Parent promptly following the date of this Agreement. It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

Section 4.21. Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2004 each of the Company, the Company Subsidiaries and Company Joint Ventures and their respective properties and assets has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Company’s Material Contracts and (ii) are customary for companies in the United States of America conducting the business conducted by the Company, the Company Subsidiaries and Company Joint Ventures and, to the knowledge of the Company, there is no condition specific to the Company, the Company Subsidiaries or Company Joint Ventures which would prevent the Company, the Company Subsidiaries or Company Joint Ventures from obtaining insurance policies for such risks and losses. All material insurance policies of the Company and each Company Subsidiary and each Company Joint Venture are in full force and effect. All premiums due and payable through the date hereof under all such policies and Contracts have been paid and the Company, the Company Subsidiaries and Company Joint Ventures are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, the Company Subsidiaries or Company Joint Ventures has received any notice of cancellation or termination with respect to any such policy or Contract, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.22. Brokers and Finders. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley and UBS AG (“UBS”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm. The Company has made available to the Parent disclosure regarding the material terms of the arrangements with Morgan Stanley and UBS.

Section 4.23. Regulatory Proceedings. Except as identified in Section 4.9 of the Company Disclosure Letter, none of the Company, the Company Subsidiaries or Company Joint Ventures, all or part of whose rates or services are regulated by a Governmental Authority, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the courts, or (ii) is a party to any proceeding before a Governmental Authority or on appeal from Orders of a Governmental Authority, in each case which individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

(a) Regulation as a Utility. The Company together with its subsidiary companies is a “single state holding company system” under the Public Utility Holding Company Act of 2005. Baltimore Gas and Electric Company (“BGE”) is subject to regulation as a public utility or public service company (or similar designation) in the State of Maryland. Except as set forth in the two preceding sentences or as otherwise set forth in Section 4.24(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Affiliates is subject to regulation as a public utility holding company, a public utility or public service company (or similar designation) by any state in the United States or any municipality or subdivision of any state, by the United States or any agency or instrumentality of the United States or any foreign country.

Section 4.24. State Anti-Takeover Statutes. The Board of Directors of the Company has taken all necessary action to ensure that the Maryland Business Combination Act, the Maryland Control Share Acquisition Act, any provision of the Title 3, Subtitle 8 of the MGCL and any other takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company do not and will not apply to this Agreement, the Purchase Agreement, the Merger, the acquisition by any Person of shares of Company Common Stock in the Merger or in the other transactions contemplated hereby or thereby.

Section 4.25. Joint Venture Representations. Each representation or warranty made by Company in this Article IV relating to a Company Joint Venture that is neither operated nor managed by the Company nor a Company Subsidiary or Company Joint Venture that is managed or operated by the Company, a Company Subsidiary or another such Company Joint Venture shall be deemed made only to the knowledge of Company.

Section 4.26. Solvency. Assuming that the transactions contemplated by this Agreement to be consummated at the Closing were effected on the date hereof, and the execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereby immediately prior to the execution of this Agreement, as of the date hereof, (a) the Company is able to pay its debts as they become due, (b) the Company owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) the Company has adequate capital to carry on its businesses. No transfer of property is being or will be made and no obligation is being or will be incurred in connection with the transactions contemplated by this Agreement or the Purchase Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any other Person.

Section 4.27. No Additional Representations of Parent or Merger Sub. The Company acknowledges that none of the Parent, the Merger Sub, their respective Affiliates or any other Person acting on behalf of any of them has made any representation or warranty, express or implied, including any representation as to the accuracy or completeness of any information regarding the Parent, the Merger Sub, any of their respective Affiliates or businesses, in each case except as expressly set forth in this Agreement. The Company further agrees that none of the Parent, the Merger Sub, their respective Affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Company or any other Person resulting from the distribution to the Company, for the Company’s use, of any information, document or material made available to the Company in expectation of the transactions contemplated by this Agreement.

Section 4.28. No Other Representations of the Company. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, regarding the Company, any Company Subsidiary or Company Joint Venture.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1. Organization and Qualification. Each of the Parent is a corporation the Merger Sub is a corporation and each of the Parent and the Merger Sub is duly organized, validly existing and in good standing, as applicable, under the Laws of its jurisdiction of incorporation, as the case may be. As used in this Agreement, the term “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Parent or the Merger Sub shall mean the actual knowledge of the executive officers of the Parent or would have been in the prudent exercise of its duties after reasonable inquiry of those Persons who are reasonably likely to possess the relevant information.

Section 5.2. Authority; Non-Contravention; Statutory Approvals; Compliance; Financial Capability.

(a) Authority. Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable the Parent Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of the Parent and the Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of each of the Parent and the Merger Sub enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. The execution and delivery of this Agreement by each of the Parent and the Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, by-laws, of the Parent or the Merger Sub and (ii) subject to obtaining the Parent Required Statutory Approvals, any Law, Order or Permit of any Governmental Authority applicable to the Parent or the Merger Sub or any of their respective properties or assets except in the case of clause (ii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except for those approvals comprising the Company Statutory Approvals as such approvals relate to Purchaser (the “Purchaser Statutory Approvals”), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Parent or the Merger Sub, or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law) or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) Financial Capability. The Parent, after taking into account its access to financing, has the financial resources to consummate the Merger.

Section 5.3. Brokers and Finders. The Parent has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 5.4. No Additional Representations of Company and Company Subsidiaries. The Parent and the Merger Sub acknowledge that none of the Company, any Company Subsidiary, their respective Affiliates or any other Person acting on behalf of any of them has made (i) any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets (as defined below) of or held by the Company or any Company Subsidiary, or (ii) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries, any of their respective Affiliates or businesses, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Letter hereto. The

Parent and the Merger Sub further agree that none of the Company, any Company Subsidiary, their respective Affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Parent, the Merger Sub or any other Person resulting from the distribution to the Parent, for the Parent’s use, of any information, document or material made available to the Parent in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Assets” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the business owned by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has any interest.

Section 5.5. No Other Representations of the Parent and the Merger Sub. Except for the representations and warranties contained in this Article V, none of the Parent, the Merger Sub or any other Person acting on behalf of the Parent or the Merger Sub makes any representation or warranty, express or implied, regarding the Parent or the Merger Sub.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1. Covenants of the Company. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees, each as to itself and to each of the Company Subsidiaries and the Company Joint Ventures (A) to conduct its business in a manner substantially consistent with current practice and following the adoption of a business plan to be proposed by the Company and consented to by the Parent (such consent not to be unreasonably withheld or delayed) providing for the reduction of VaR with respect to the Company Trading Portfolio (the “Business Plan”) with the Business Plan, and (B) (I) to maintain its respective Real Property in good condition and to operate its Real Property consistent with its current practice and (II) as follows, except (i) as consistent with current practice or, following the adoption of the Business Plan and Parent’s consent thereto, in the Business Plan (provided that this clause (i) shall not apply to Section 6.1(c) (as it relates to the issuance of capital stock, voting securities or Equity Interests to refund indebtedness or enhance the yield thereon) or to Section 6.1(q)(i), (ii) as otherwise expressly permitted by this Agreement, (iii) as required by the Purchase Agreement or the Articles Supplementary of the preferred stock issued thereunder, (iv) for actions taken by the Company, the Company Subsidiaries or the Company Joint Ventures that are required by statute or regulation or Order of a Governmental Authority or (v) to the extent the Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the business of the Company and each Company Subsidiary and Company Joint Venture shall be conducted in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company shall (and shall cause each Company Subsidiary and each Company Joint Venture to) use their respective commercially reasonable efforts to preserve their business organizations intact, to maintain their existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates and to maintain in effect all material governmental Permits, franchises and other authorizations pursuant to which the Company, any Company Subsidiaries or Company Joint Ventures, operate; provided, however, that the Company and/or wholly-owned, direct or indirect, Company Subsidiaries may enter into intercompany transactions and intercompany reorganizations that do not have adverse effects on the Company or such Company Subsidiaries (other than the fact that any such transaction or reorganization has taken place);

(b) the Company shall not (and shall cause the Company Subsidiaries and Company Joint Ventures not to) (i) issue, sell, pledge, dispose of or encumber any capital stock, voting securities or Equity Interests owned by it in any of the Company Subsidiaries; (ii) amend its charter or by-laws; (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or Equity Interests; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, voting securities or Equity Interests other than (x) regular quarterly cash dividends on Company Common Stock in amounts no greater than $0.4775 per share per quarter (provided, however, that any such dividend for the quarter during which the Closing occurs shall be prorated based on the number of days from the immediately preceding dividend record date to the Closing Date) and (y) required dividends on the Trust Preferred in accordance with its terms; (v) repurchase, redeem or otherwise acquire (except for (A) mandatory sinking fund obligations existing on the date hereof and disclosed in the Company Disclosure Letter, and (B) redemptions, purchases, acquisitions or issuances required by the respective terms of any Company Plan, in the ordinary course of the operation of such plans consistent with past practice), or permit any of its Subsidiaries or any of the Company Joint Ventures to purchase or otherwise acquire, any shares of its capital stock, voting securities or Equity Interests or any options or securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or Equity Interests, or (vi) fund the Company’s direct stock purchase and dividend reinvestment plan with authorized but unissued shares of Company Common Stock (other than with the dividends payable on October 1, 2008); provided, however, that this Section 6.1(b) shall not restrict any dividends from any wholly-owned, direct or indirect, Company Subsidiary to another such Subsidiary or the Company nor shall it restrict the Company’s ability to dissolve, liquidate or wind-up any wholly-owned, direct or indirect, Company Subsidiary that the Company deems to be no longer useful and the dissolution, liquidation or winding-up of which would not result in any adverse effect on the Company or any such Company Subsidiary (other than the fact that any such dissolution, liquidation or winding up has taken place);

(c) the Company shall not (and shall not permit any Company Subsidiary or Company Joint Venture to) (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than (A) shares issuable pursuant to options outstanding on the date hereof under the Company Plans and additional options or rights to acquire shares required by the terms of any Company Plan as in effect on the date hereof in the ordinary course of the operation of such Company Plan and (B) issuances of securities in connection with grants or awards of stock-based compensation made in accordance with Section 6.1(d) hereof); or (ii) incur, assume or modify any indebtedness other than the incurrence of indebtedness permitted by Section 5(c)(iv) of the Articles Supplementary of the preferred stock issued pursuant to the Purchase Agreement;

(d) none of the Company, any Company Subsidiary or Company Joint Venture shall (x) terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any Company Plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees, except for (A) actions necessary to satisfy existing contractual obligations under any collective bargaining agreement or any Company Plans existing as of the date hereof and disclosed in Section 4.10 of the Company Disclosure Letter, or as required by Law or as required to bring any Company Plan into compliance with Section 409A or (B) annual performance bonuses made or salary increases, in each case in the ordinary course of business consistent with past practice; (y) grant any new severance or termination pay not in existence on the date hereof or enter into any new severance agreement not in existence on the date hereof with respect to employees who are not (and are not hired to be) officers or directors of the Company and its Subsidiaries or any of the Joint Ventures; or (z) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(e) the Company shall, and shall cause the Company Subsidiaries and Company Joint Ventures to, maintain insurance in such amounts and against such risks and losses as are consistent in all material respects with the insurance maintained by the Company, the Company Subsidiaries and the Company Joint Ventures, respectively, as of the date hereof;

(f) the Company shall cause BGE and its Subsidiaries not to make or implement, any changes to any of their rates or charges, standards of service or regulatory accounting or execute any agreement with respect thereto except (i) pursuant to routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of this Section 6.1(f); or (ii) as required by a Governmental Authority of competent jurisdiction. The Company shall deliver to the Parent a copy of each such filing or agreement at least four (4) business days prior to (or as soon as reasonably practicable thereafter) the filing or execution thereof;

(g) the Company shall not, and shall not cause or allow the Company Subsidiaries and Company Joint Ventures to, make or change any material Tax election, change or consent to any change in the Company’s or such Company Subsidiary’s or Company Joint Venture’s method of accounting for Tax purposes, settle or compromise any dispute, claim or assessment regarding a Tax liability, if the settlement or compromise of such dispute, claim or assessment could result in the payment (either currently or over time, including by way of increased Tax liability of the Company, any Company Subsidiary and/or Company Joint Venture, regardless of whether the Company, any Company Subsidiary or Company Joint Venture has losses to offset such increase) by the Company and/or any Company Subsidiary of $10 million individually or $20 million in the aggregate, file any material amended Tax Return, or, other than in the ordinary course of business, consistent with past practice, forego any amount of Tax refund;

(h) the Company shall not, and shall not cause or allow the Company Subsidiaries and Company Joint Ventures to, except as required by GAAP or FERC, change any accounting methods, principles or practices;

(i) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, enter into or assume any Contract that would have been a Material Contract or a Material Real Property Lease (as defined below) had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice and other than indebtedness of the Company permitted to be incurred under the Articles Supplementary or any debt issuable upon conversion of the “Preferred Stock” as defined in the Securities Purchase Agreement; and the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, amend, terminate or waive any rights under any Material Contract or a Material Real Property Lease, or any Contract that would have been a Material Contract or a Material Real Property Lease had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice; provided in each case that the Company, any Company Subsidiary and Company Joint Venture shall be permitted to renew or replace any Material Contract with one or more Contracts on substantially similar terms at current market prices;

(j) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, waive, release, cancel, assign, settle or compromise any action, litigation, claim, arbitration or right, other than waivers, releases, cancellations, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate;

(k) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business (through a business combination, asset purchase or otherwise), (x) involving the payment in excess of $2 million individually or $5 million in the aggregate for all such payments, or (y) where such business, assets or securities do not primarily relate to the current business of the Company, the Company Subsidiaries and the Company Joint Ventures or (ii) make any sale, lease, encumbrance or other disposition of any business (through a business combination, merger, asset sale or otherwise), involving receipt of consideration in excess of $2 million individually or $5 million in the aggregate for all such receipts;

(l) The Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, enter into any contract, agreement or pledge to sell, assign, license, transfer, guarantee, mortgage or otherwise dispose of any Environmental Attributes other than in the ordinary course of business;

(m) the Company shall not, and shall cause the Company Subsidiaries and the Company Joint Ventures not to, make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person in excess of $5,000,000 in the aggregate, other than loans, advances or capital contributions to or among the Company and its wholly owned Subsidiaries;

(n) the Company shall not, and shall cause the Company Subsidiaries and the Company Joint Ventures not to, authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of three percent (3%) above the capital expenditures provided for in the current capex budget or following adoption, the Business Plan (less, in the case of 2008, amounts paid on or before the date hereof);

(o) the Company shall (and shall cause each Company Subsidiary and Company Joint Venture to), with respect to the Company Trading Portfolio, including hedging, energy and energy-related trading and commodity price risk transactions, comply with prudent policies, practices and procedures with respect to risk management and trading limitations, including the Company Trading Guidelines. From time to time prior to the Effective Time, the Company will allow Parent and its representatives reasonable access to the customer supply and global commodities operations of the Company, the Company Subsidiaries and the Company Joint Ventures and their respective books and records, and develop appropriate procedures to permit Parent and its representatives to monitor the Company’s, the Company Subsidiaries’ and the Company Joint Ventures’ compliance with the Company Trading Guidelines and any other risk management guidelines agreed to by the parties. The Company will not amend or rescind the Company Trading Guidelines or any other risk management guidelines agreed to by the parties;

(p) the Company will not (nor will it permit any Company Subsidiaries or Company Joint Ventures to) enter into, amend or otherwise modify any Contract which is subject to the Company Trading Guidelines in any manner which is not consistent with the Company Trading Guidelines;

(q) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, enter into any Contract (i) in respect of fuel enrichment involving over its term amounts in excess of $100 million or (ii) other than a trading Contract and indebtedness of the Company permitted under Section 6.1(i), involving over its term amounts in excess of $100 million; and

(r) the Company shall not (and shall cause the Company Subsidiaries and Company Joint Ventures not to) authorize or enter into an agreement to do any of the actions prohibited by the foregoing.

For purposes of Section 6.1(i) above, “Material Real Property Lease” shall mean any lease of Real Property by the Company or the Company Subsidiaries under which the lessee thereunder (i) pays $500,000 or more in annual rent or (ii) occupies more than 75,000 square feet of space.

Section 6.2. Contracts Affecting Affiliates. Unless the Parent otherwise determines, the Company shall use reasonable best efforts to cause each Contract described in Section 4.16(b)(iii) to be amended to remove the provisions therein applicable to the Parent or its Subsidiaries (other than the Company or its Subsidiaries).

Section 6.3. Control of Other Party’s Business. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4. Conduct of Joint Ventures. Nothing contained in this Agreement shall require the Company, any of the Company Subsidiaries or Joint Ventures managed or operated by the Company to cause any Joint Venture not so managed or controlled by such Persons to take any action, or refrain from taking any action, required to be taken or prohibited to be taken, as the case may be, pursuant to this Agreement, except, in such cases, to lawfully exercise their respective rights to cause such action to be taken or to prevent such action from being taken, as the case may be.

Section 6.5. Employee Waivers. Without the prior consent of the Parent, the Company shall not (and shall cause each Company Subsidiary and Company Joint Venture not to) amend or waive any provision contained in the irrevocable waivers of the right to receive equity in the Surviving Corporation as a result of any change in control or severance agreement or otherwise that have been delivered to Parent by the Company on the date hereof.

Section 6.6. Equity Related Debt. Without the prior consent of the Parent, the Company shall not (and shall not permit any Company Subsidiary or Company Joint Venture to) incur indebtedness in respect of which the lender thereof (or Person acting on its behalf) may elect to require the Company to issue capital stock, voting securities or Equity Interests.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.1. Access to Company Information; Notice of Certain Events.

(a) Upon reasonable advance notice, the Company shall, and shall cause the Company Subsidiaries and Company Joint Ventures to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, “Representatives”) of the Parent reasonable access throughout the period prior to the Effective Time, to all of its employees, agents, accountants, properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to the Parent and its Representative, (i) access to each report, schedule and other document filed or received by the Company, any of the Company Subsidiaries or any Company Joint Venture pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Company, the Company Subsidiaries, the Company Joint Ventures, and their respective directors, officers, shareholders, operations, facilities, properties and such other matters as may be reasonably requested by the Parent or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement or the Purchase Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries or Company Joint Ventures, the Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable laws and all of the Company’s, the Company Subsidiaries’ and the Company Joint Ventures’ safety and security procedures and conduct itself in a manner that would not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Company Subsidiary or Company Joint Venture. The Company acknowledges that time is of the essence with respect to its compliance with its covenants in this Section 7.1. No investigation pursuant to this Section 7.1 shall affect any representation, warranty or covenant of the Company in this Agreement or any condition on the obligations of Parent and Merger Sub in this Agreement. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Non-Disclosure Agreement, dated on or about September 16, 2008, entered into by and between the Company and the Parent (the “Confidentiality Agreement”).

(b) The Company will notify the Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries, the Company Joint Ventures or its Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries, the Company Joint Ventures or its Representatives), (iii) any litigation threatened or commenced against or otherwise affecting the Company, any of its Subsidiaries or any of the Company Joint Ventures that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries, the Company Joint Ventures or its Representatives), (iv) any material events, changes, discussions, notices, changes or developments relating to pending material litigation and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 8.2(a) or 8.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.1(b) shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the closing conditions or otherwise limit or affect the remedies available. With respect to any of the foregoing, the Company will consult with the Parent and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 7.2. Proxy Statement. The proxy statement and any amendment thereof or supplement thereto, to be sent to the shareholders of the Company in connection with the Merger (the “Proxy Statement”) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company will prepare and file with the SEC, as promptly as is reasonably practicable (but in any event not later than 30 days) after the date hereof (but in no event later than 30 days after the date hereof), the Proxy Statement in a form that complies in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Parent and the Merger Sub shall furnish to the Company all information requested concerning itself which is reasonably required or customary for inclusion in the Proxy Statement including, without limitation, the form of charter for the Surviving Corporation to be attached to the Articles of Merger. The Company and the Parent each agrees to respond as promptly as is practicable to any comments of the SEC on the Proxy Statement and the Company agrees to mail the Proxy Statement to holders of Company Common Stock promptly after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The information provided by any party hereto for use in or incorporation by reference in the Proxy Statement shall be true and correct in all material respects, at the dates mailed to shareholders of the

Company and at the time of the Company Meeting (as defined in Section 7.4), without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied in writing by any other party specifically for inclusion in the Proxy Statement. If at any time prior to the Effective Time any information relating to the Company, the Parent or the Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by the Company, the Parent or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

Section 7.3. Regulatory Matters; Reasonable Efforts.

(a) Approvals. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VIII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) making, as promptly as practicable (and in any event within 10 business days of the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (iii) making, as promptly as practicable, appropriate filings with other Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals; provided, however, that the Company and the Parent shall file the Company Required Statutory Approvals and the Parent Required Statutory Approvals, respectively, as promptly as is reasonably practicable after the date hereof, (iv) responding on a timely basis to any request for additional information from any Governmental Authority and (v) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties (other than Governmental Authorities) necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided that the Company shall not (and it shall not permit any Company Subsidiary or Company Joint Venture to pay, incur or become subject to any liability or commitment in respect of obtaining any such consent, approval or waiver such that, when such liability or commitment is added to all other such liabilities or commitments, the aggregate of the same exceeds $5 million. Each party shall have the right to review a reasonable time in advance and to provide comments on any filing (including any material amendments thereto) made after the date hereof and until the Initial Termination Date (as the same may be extended hereunder) by the other party or a Subsidiary (or, in the case of the Company, Joint Venture) of any party with any Governmental Authority with respect to the Merger and the party or Subsidiary making such filing shall give reasonable consideration to any changes suggested for such filing. In addition, the Company shall consult with the Parent prior to making any regulatory filing (including any material amendments thereto) with the MPSC, NRC or FERC, except for routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of this Section 7.3(b), and provided that the Company will consult with the Parent regarding specific routine filings as reasonably requested by the Parent, and to keep the Parent reasonably informed about material developments and requests from the MPSC, NRC or FERC with respect to such filings; provided, however, that in connection with any such consultation the Parent shall not be entitled to direct or manage any decisions or activities of the Company, the Company Subsidiaries or the Company Joint Ventures. The Company shall not file any such document or take such action if the Parent has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VIII to not be satisfied in a timely manner. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the Parent.

(b) The Company and the Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries (and in the case of the Company, the Company Joint Ventures), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of the Parent, the Company or any of their respective Subsidiaries (and in the case of the Company, the Company Joint Ventures) to any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(c) The Company and the Parent each shall promptly provide the other party with copies of all filings made by any of the Company, the Parent or any of their Subsidiaries with any federal or state court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. The Company and the Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by the Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give the Parent prompt notice of any change that would reasonably be expected to result in a Company Material Adverse Effect.

(d) In the event any claim, action, suit, investigation, legal or administrative proceeding is commenced by any Governmental Authority or Person (other than to the Company, the Parent or any of their Subsidiaries or the Joint Ventures) that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and the Parent each agree to cooperate and use their reasonable efforts to defend against and respond thereto.

(e) The Company, the Parent and the Merger Sub agree that the application submitted to the MPSC with respect to the Merger shall include the information concerning the Merger, the Company, the Parent and the Merger Sub required by Section 6-105 of the Public Utilities Code of the Annotated Code of Maryland and to only include such other agreements or commitments as agreed to by the Parent and the Merger Sub, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed. The Company agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger or the transactions contemplated by the Purchase Agreement pursuant to any settlement or otherwise with the Staff of the MPSC or any other Person without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed, except for agreements, commitments and conditions requiring Permitted Actions. As used in this Agreement, “Permitted Actions” means any action contemplated by this Section 7.3 with respect to a Governmental Authority (collectively, “Regulatory Actions”) and whether or not requested by a Governmental Authority of the Company, the Company Subsidiaries, the Company Joint Ventures, Parent, and its Subsidiaries other than (i) any Regulatory Action of any of them, the effects of which, when combined with the effects of all other Regulatory Actions (including capital expenditures and rate reductions constituting Regulatory Actions) taken by any of them is reasonably likely to exceed in the aggregate an amount acceptable to the Parent in its reasonable discretion, in each case taken (or committed (whether or not legally committed) to be taken) after the date hereof, (ii) capital expenditures constituting Regulatory Actions of the Company, its Subsidiaries, the Company Joint Ventures, the Parent and its Subsidiaries that when combined with rate reductions of the Company, its Subsidiaries and the Company Joint Ventures, in each case made or committed (whether or not legally committed) to be made after the date hereof exceed in the aggregate an amount acceptable to the Parent in its reasonable discretion (iii) rate reductions of the Company, its Subsidiaries and the Company Joint Ventures that when combined with capital expenditures constituting Regulatory Actions of such Persons or of the Parent and its Subsidiaries, in each case made or committed (whether or not legally committed) to be made after the date hereof in the aggregate exceed an amount acceptable to the Parent in its reasonable discretion.

(f) Notwithstanding any other provision of this Agreement, the Parent and the Merger Sub shall not be required to cause Parent or any Affiliate of Parent or any director, officer, employee, general partner, limited partner, member or manager of Parent any other Affiliate of the Parent, in each case in his, her or its individual capacity, to either (A) take any action, or undertake the divestiture of any asset, property or company or (B) restrict in any more than a de minimis respect the ability of Parent or any Affiliate of Parent to exercise its rights of ownership with respect to its investment in the Parent, the Surviving Corporation or their Subsidiaries, other than Permitted Actions, and actions to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances. Without the prior written consent of the Parent (which may be given or withheld in its sole discretion), the Company shall, and shall cause each Company Subsidiary and Company Joint Venture to, refrain from taking (or committing (whether or not legally committed) to take) any Regulatory Action that is not a Permitted Action and none of the Parent or its Subsidiaries shall be obligated to take (or commit (whether or not legally committed) to take) any Regulatory Action that is not a Permitted Action, anything in this Agreement to the contrary notwithstanding.

Section 7.4. Approval of the Company Shareholders. The Company shall, as soon as reasonably practicable, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) for the purpose of securing the Company Shareholders’ Approval and in any event the Company Meeting shall be held within forty-five (45) days following the earlier of SEC approval of the Proxy Statement or if the SEC does not review the Proxy Statement, the earliest date on which the Company could mail the Proxy Statement pursuant to the Exchange Act, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state Law and with its articles of incorporation and by-laws, (iii) subject to Section 7.8, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, (iv) use all reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement, (v) subject to Section 7.8, take all other reasonable action necessary to secure the Company Shareholders’ Approval and (vi) cooperate and consult with the Parent with respect to each of the foregoing matters. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 9.1, the Company will take all of the actions contemplated by this Section 7.4 regardless of whether the Board of Directors of the Company has approved, endorsed or recommended another Takeover Proposal (is defined in Section 7.8(e)(iii)) or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the shareholders of the Company at such meeting. The Company shall keep the Parent updated with respect to the proxy solicitation results as reasonably requested by Parent.

Section 7.5. Directors’ and Officers’ Indemnification.

(a) Indemnification. From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer, employee or fiduciary under benefit plans of the Company and its Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorney’s fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arising out of the fact that such Person is or was a director, officer, employee or fiduciary under benefit plans (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case only to the extent such Person has a right to indemnification from the Company or the Company Subsidiaries immediately before the Effective Time. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the business corporation Law of the Surviving Corporation’s state of incorporation, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the business corporation Law of the

Surviving Corporation’s state of incorporation and the articles of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

(b) Insurance. The Parent shall cause the Surviving Corporation either (i) to maintain in effect for the six-year period commencing immediately after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the Company’s current directors’ and officers’ liability insurance (the “Existing D&O Coverage”) covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are as of the date hereof (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, no less advantageous to the intended beneficiaries thereof than those of such policy in effect on the date hereof (or the Parent may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided that if the aggregate annual premiums for such insurance shall exceed 150% of the aggregate annual premiums paid by the Company as of the date hereof, then the Parent shall cause the Surviving Corporation to provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 150% of the current aggregate annual premium or (ii) to purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Existing D&O Coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.

(c) Successors. In the event the Surviving Corporation, the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns and/or transferees of the Surviving Corporation or the Parent shall assume the obligations set forth in this Section 7.5; provided that this Section 7.5(c) shall no longer apply to the Parent if reporting tail coverage meeting the requirements of Section 7.5(b) shall have been purchased by the Surviving Corporation.

(d) Survival of Indemnification. To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, the Company Subsidiaries with respect to their activities as such prior to, on or after the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect to any claim or claims shall continue until final disposition of such claim or claims.

(e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives.

Section 7.6. Public Announcements. Except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Company and the Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and the Parent will, to the extent practicable, provide the other, reasonably in advance of its use, with drafts of any press release or other widely disseminated presentation or other information, in each case relating to the Merger or material corporate and financial information relating to the Company, and give reasonable consideration to the comments of the other thereon. In connection with the foregoing, the Company and the Parent may share any such drafts with their respective investors and Representatives provided that any such investors or Representatives are bound by an obligation to maintain the confidentiality of such information sufficient to satisfy the requirements of Regulation FD promulgated under the Securities Act. Each of the Company and the Parent will advise the other in advance of the timing of any such press release, presentation or other information relating to the Merger and will provide the other with a final copy of the same simultaneously with its public release.

Section 7.7. Employees and Employee Benefits.

(a) Parent Agreements. Except as set forth below in this Section 7.7(a), the Parent agrees that all employees of the Company or its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be eligible to participate in either, at the sole discretion of Parent: (i) Parent’s employee benefit plans and programs, in each case to the same extent as similarly situated employees of Parent; or (ii) such Company Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 7.7 only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Parent Benefit Plans”); provided, however, that nothing contained herein shall be construed as requiring the Parent or the Company to continue any specific plan or as preventing the Parent or the Company from (i) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Specified Parent Benefit Plans or any other employees, (ii) amending such Specified Parent Benefit Plans (or any replacement benefit plans thereof) where required by applicable Law including, without limitation, any amendments necessary to avoid application of Section 409A of the Code, or where such amendment is with the consent of the affected employees or as otherwise effected in accordance with the terms of such plans, or (iii) amending the Specified Parent Benefit Plans in the ordinary course of business. Notwithstanding the foregoing, from and after the Closing Date, the Parent shall cause the Company and the Company Subsidiaries to honor, in accordance with its express terms, each existing collective bargaining, employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any representative union, officer, director or employee of such company and vacation entitlements already accrued as of the Closing Date.

(b) Service Credit. Subject to obligations under applicable Law and applicable collective bargaining agreements, the Parent shall cause all Affected Employees to be credited with all service for the Company or the Company Subsidiaries (and all other service credited by the Company or the Company Subsidiary or the Company Plans), under (x) all Specified Parent Benefit Plans in which Affected Employees become eligible to participate on or after the Effective Time, for purposes of eligibility, vesting, benefit accrual and all other purposes (but not for purposes of benefit accrual under defined benefit pension plans or eligibility for early retirement under defined benefit pension plans and not to the extent crediting such service would result in duplication of benefits). The Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation), or shall use its reasonable efforts to cause its insurance carrier, to, (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any Specified Parent Benefit Plan that is a welfare benefit plan in which an Affected Employee becomes eligible to participate on or after the Effective Time, except to the extent of limitations or waiting periods that are already in effect under the Company Plans with respect to the Affected Employee as of the Effective Time and that have not been satisfied as of the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the year in which the Effective Time occurs under any Specified Parent Benefit Plan that is welfare plan in which the Affected Employee participates on and after the Effective Time. Nothing in this Section 7.7 shall be deemed to create any third-party beneficiary or right of employment with respect to any Affected Employee. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Specified Parent Benefit Plan or any other compensation or benefit plan, program or arrangement of the Parent, Surviving Corporation, Company or any Company Subsidiary.

(c) Communications. Prior to making any material written communications to the directors, officers or employees of the Company or any of its Subsidiaries, or material oral communications to a group of directors, officers or employees, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Section 7.8. No Solicitation.

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 7.8(d), the Company agrees that none of it, any of its Subsidiaries or the Company Joint Ventures nor any of the officers or directors of the Company, its Subsidiaries or the Company Joint Ventures shall, and that it shall cause its, its Subsidiaries’ and its Joint Ventures’ Representatives not to, directly or indirectly:

(i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, any of its Subsidiaries or any of the Company Joint Ventures to, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to the Parent or Merger Sub;

(iv) approve, endorse or recommend any Takeover Proposal;

(v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(vi) resolve, propose or agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Subsidiaries, Joint Ventures and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person’s consideration of a Takeover Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information furnished to that Person by or on behalf of the Company, any of the Company Subsidiaries or any of the Company Joint Ventures. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 7.8.

(c) The Company shall notify the Parent promptly (and in any event within 24 hours) upon receipt by it, any of its Subsidiaries, Company Joint Ventures or Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company, any of its Subsidiaries or any of the Company Joint Ventures other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep the Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify the Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to this Section 7.8(d). The Company shall not, and shall cause its Subsidiaries and Company Joint Ventures not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and none of the Company, nor any of its Subsidiaries or any of the Company Joint Ventures, is party to any agreement, which prohibits the Company from providing such information to the Parent. The Company shall not, and shall cause each of its Subsidiaries and Company Joint Ventures not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries or any Company Joint Venture is a party, and the Company shall, and shall cause its Subsidiaries and Company Joint Ventures to, enforce the provisions of any such agreement; provided, however, that the Company shall have the right to, and to cause each of its Subsidiaries and Company Joint Ventures to, waive in writing any standstill solely to the extent required to permit such a Person to convey confidentially a Takeover Proposal to the Board of Directors of the Company under circumstances in which the Company is permitted under this Section 7.8 to participate in discussions regarding a Takeover Proposal. In the event that the Company, its Subsidiaries or the Company Joint Ventures waive any standstill provision, the Company shall simultaneously give written notice of such waiver to the Parent. If requested in writing by the Parent at least three (3) business days prior to the Company Meeting, the Board of Directors of the Company shall, prior to the Company Meeting, publicly reaffirm the Company Board Recommendation and any failure to do so shall be deemed to be a change in the Company Board Recommendation that permits Parent to terminate this Agreement pursuant to Section 9.1(g).

(d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 7.8, but only prior to the Company Shareholders’ Approval, to:

(i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 7.8 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Board of Directors of the Company determines in good faith (1) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after receiving the advice of its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company, any of its Subsidiaries or the Company Joint Ventures to a Person who has made a written Takeover Proposal not solicited in violation of this Section 7.8 if, prior to taking such action, the Board of Directors of the Company determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to the Parent if such non-public information has not previously been disclosed to the Parent; and

(iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to the Parent or Merger Sub, if the Board of Directors of the Company has determined in good faith, after receiving the advice of outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws; provided that prior to any such withdrawal, modification or amendment to the Company Board Recommendation, (A) the Company shall have given the Parent prompt written notice advising the Parent of (x) the decision of the Board of Directors of the Company to take such action and the reason for taking such action and (y) in the event the decision relates to a Takeover Proposal, the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given the Parent five Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with the Parent with respect to such proposed revisions or other proposal, if any, and (C) the Board of Directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Parent, if any, and after receiving the advice of outside legal counsel that the failure to effect such withdrawal, modification or amendment of the Company Board Recommendation would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws; provided that, in the event the Board of Directors of the Company does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 7.8(d)(iii), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

This Section 7.8(d) shall not prohibit the Board of Directors of the Company from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 7.8(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to the Parent or Merger Sub unless the Board of Directors of the Company (x) expressly reaffirms its recommendation to its shareholders in favor of adoption of this Agreement or, (y) rejects such other Takeover Proposal.

(e) Definitions. As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii) “Superior Proposal” means any bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement) and that is reasonably likely to be consummated, except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

(iii) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole)

Section 7.9. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.10. Further Assurances. Each party will, and will cause its Subsidiaries (and in the case of the Company, the Company Joint Ventures) to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

Section 7.11. Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, without limitation, MGCL §§ 3-801 to -805 (each, a “Takeover Statute”) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 7.12. Notice of Litigation. The Company shall promptly notify Parent of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein, and no such settlement shall be agreed to without Parent’s and Merger Sub’s prior written consent.

Section 7.13. Transfer Taxes. The Parent, the Merger Sub, the Company and the Surviving Corporation shall cooperate in the preparation, execution and filing of all Tax Returns, documents, affidavits and other filings relating to any stock transfer, state and local real estate transfer, state and local real estate excise, sales, use, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement. Such Transfer Tax shall be paid by the Company or the Surviving Corporation without deduction or withholding of any amount from the Merger Consideration required to be paid pursuant to this Agreement with respect to the Company Common Stock and none of Parent, the Merger Sub, the Company or the Surviving Corporation shall take any actions or submit any filings that are inconsistent with or contrary to this provision. The Parent, the Merger Sub, the Company and the Surviving Corporation shall take all reasonable actions to minimize the amount of any such Transfer Taxes.

Section 7.14. Certain Credit Facilities. If requested by the Parent, each of the Company, the Parent and the Merger Sub agrees to cooperate and use its reasonable best efforts to terminate the Company’s credit agreements set forth on Section 7.14 of the Company Disclosure Letter (the “Designated Credit Agreements”) and in connection therewith, obtain the release of all Liens under the Designated Credit Agreements, and obtain the release of the Company and the Company Subsidiaries from all material liabilities and obligations under the Designated Credit Agreements and any related guarantees (other than obligations under any indemnification or similar provision that survives termination).

Section 7.15. Transition Committee. As promptly as practicable after the date hereof, the Parent and the Company shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of the Company and the Parent. The activities of the Transition Committee shall include the development of regulatory plans and proposals, the facilitation of the transfer of information between the parties and other matters as the Transition Committee deems appropriate. At all times after the date of this Agreement until the Effective Time (or the earlier termination of this Agreement), there shall be one representative of the Parent on the Transition Committee that shall be designated by the Parent as the primary contact person for the Company at the Parent (the “Parent Contact”). In the event that the Company elects to request that the Parent consent to any action or matter involving the Company or any of the Company Subsidiaries as is contemplated by

Section 6.1(B)(v), the Company shall make all such requests to the Parent Contact, and the Parent agrees that it will use its reasonable best efforts to cause the Parent Contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Parent Contact shall initially be Chris Leslie, and may be changed by the Parent from time to time by written notice from the Parent to the Company.

Section 7.16. Title Insurance. The Company and the Company Subsidiaries shall, at Parent’s request cooperate in all reasonable respects with the acquisition by Parent or its lender of title insurance with respect to the Real Property, including, without limitation, providing information reasonably requested by a title insurance company with respect to such Real Property and providing customary seller’s and non-imputation affidavits to the title insurance company.

Section 7.17. Estoppels. The Company and the Company Subsidiaries shall use commercially reasonable efforts to obtain estoppels from the landlords under each of the Material Real Property Leases, on the form required under each such lease, or if no form is required, in form and substance reasonably satisfactory to Parent.

ARTICLE VIII.

CONDITIONS

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

(a) Shareholder Approval. The Company Shareholders’ Approval shall have been obtained.

(b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other Order by any court of competent jurisdiction preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state Law.

(c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained (including any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired) at or prior to the Effective Time and such approvals shall have become Final Orders (as defined below). A “Final Order” means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law or Order have been satisfied.

Section 8.2. Conditions to Obligation of the Parent to Effect the Merger. The obligation of the Parent and the Merger Sub to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Parent in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Company. The Company (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.1 and 4.8(b) (with respect to the period commencing after December 31, 2006 and ending on the date hereof), shall be true and correct in all material respects as of the date hereof and the Closing Date and the representations and warranties in Sections 4.2 (last sentence), 4.3, 4.4(a), 4.16(b)(iii), 4.18(b), 4.19, 4.20, 4.25 and 4.26 shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which only need to be true and correct as of such date or time). All other representations and warranties of the Company set forth in this Agreement (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Closing Certificates. The Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) FIRPTA. The Parent shall have received, on or before (but not more than twenty (20) days prior to) the Effective Time, a statement in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that each of the Company and BGE is not a United States real property holding corporation for purposes of Sections 897 and 1445 of the Code.

(e) Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

(f) Debt Ratings. On the Closing Date, all unsecured senior debt of the Company shall be rated investment grade or better with no less than a stable outlook by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group, Inc. and Fitch, Inc.

(g) Company Required Consents. The Company Required Consents set forth in Section 8.2(f) of the Company Disclosure Letter shall have been obtained and all other Company Required Consents, the failure of which to obtain would individually or in the aggregate have a Company Material Adverse Effect, shall have been obtained.

(h) Statutory Approvals. The Company Required Statutory Approvals shall have been obtained and shall have become Final Orders.

(i) Credit Facilities. At or prior to the Effective Time, if requested by the Parent at least ten (10) business days prior to the Closing Date, the administrative agents under the Designated Credit Agreements shall have provided the Company with either (i) a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under such credit agreements, together with all interest accrued thereon and any other fees or expenses payable thereunder, (x) such credit agreements shall be terminated, (y) any and all Liens under such credit agreements related thereto shall be released and (z) the Company and the Company Subsidiaries shall be released from any and all material liabilities and obligations under such credit agreements and any related guaranties (other than any obligations under any indemnification or similar provision that survives such termination); provided that the Parent shall not be entitled to rely on the condition set forth in this Section 8.2(i) if the failure of such condition to be satisfied results from the failure of the Parent and the Merger Sub to have sufficient funds to fulfill their obligations hereunder at the time of the Closing or (ii) an irrevocable waiver to the effect that the Merger does not result in a default or event of default or change of control under such credit agreements.

(j) Waiver of Rights to Equity Grants. Any current or former employee, officer or director of the Company or any of the Company Subsidiaries that is entitled to receive equity in the Surviving Corporation as a result of any change in control or severance agreement or otherwise shall have expressly waived such right in writing prior to the Effective Time.

(k) Material Deterioration. As of the Closing Date, the Parent is not entitled to exercise the Limited Due Diligence Termination Right (as defined in Section 9.1(h)), where, solely for the purposes of this Section 8.2(k), the parties acknowledge and agree that (i) it is assumed that such right is exercisable as of the Closing Date, (ii) the Due Diligence Termination Date is deemed to be two (2) days prior to the Closing Date and (iii) all references to “$200 million” shall be replaced with “$400 million.”

Section 8.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Parent and the Merger Sub. The Parent (and/or its appropriate Subsidiaries) and the Merger Sub will have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of the Parent and the Merger Sub set forth in Section 5.1 shall be true and correct in all material respects as of the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time). All other representations and warranties of the Parent and the Merger Sub in this Agreement (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of the Parent, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (or in the case of Section 9.1(h), on or prior to the Due Diligence Termination Date), whether before or after the Company Shareholders’ Approval contemplated by this Agreement:

(a) by mutual written consent of the Company, the Parent and the Merger Sub by action by their respective Boards of Directors or Board of Managers, as applicable;

(b) by the Parent or the Company, by written notice to the other party, if any state or federal Law or Order is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or if any court of competent jurisdiction in the United States or any state shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable;

(c) by the Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before June 19, 2009 (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any of its obligation under this Agreement shall have proximately contributed to the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(c), Section 8.2(f) and/or Section 8.2(g) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to September 19, 2009;

(d) by the Parent or the Company, by written notice to the other party, if the Company Shareholders’ Approval shall not have been obtained at the duly held Company Meeting, including any adjournments thereof;

(e) by the Parent, by written notice to the Company, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 8.2 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied or the Parent shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(f) by the Company, by written notice to the Parent, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Parent or the Merger Sub hereunder, such that a condition in Section 8.3 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied in all other instances, within thirty (30) days after receipt by the Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(g) by the Parent, by written notice to the Company, if the Board of Directors of the Company or any committee thereof (i) shall withdraw or modify in any adverse manner the Company Board Recommendation, (ii) shall approve or recommend or enter into an agreement (other than an Acceptable Confidentiality Agreement) in respect of a Takeover Proposal, in each case, by a party other than the Parent or an Affiliate of the Parent, or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii), or (iv) if the Company shall have breached in any material respect any of its obligations under Section 7.8 and such breach shall not have been remedied within ten (10) business days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied;

(h) by the Parent (such termination right, the “Limited Due Diligence Termination Right”), by written notice to the Company (between 5:00 p.m. New York City time and 9:00 p.m. New York City time on a Business Day and any time on a non-Business Day) on or prior to the expiration date (such expiration date, the “Due Diligence Termination Date”) of the period ending fourteen (14) days following the later of (i) the date of this Agreement and (ii) the date the Parent and the Company mutually agree that the Parent and its Representatives have been given full access to the books and records of the Company and its Subsidiaries relating to the retail and wholesale businesses, trading records and appropriate personnel of the Company, its Subsidiaries and the Company Joint Ventures, if the Parent determines (in its sole discretion) that, since June 30, 2008 to the date which Parent elects to terminate this Agreement pursuant to this Section 9.1(h), either the retail and/or wholesale businesses or assets of the Company, its

Subsidiaries and the Company Joint Ventures taken as a whole have materially deteriorated. The parties hereby agree that, solely for the purposes of this Section 9.1(h), an adverse change in the net economic value of such businesses or assets in excess of $200 million from June 30, 2008 shall be deemed material.

Section 9.2. Effect of Termination. In the event of termination of this Agreement by either the Company or the Parent pursuant to Section 9.1, this Agreement shall become void and of no effect and there shall be no liability on the part of either the Company or the Parent or their respective officers or directors hereunder, except that Section 7.6, Section 7.9, this Section 9.2 and Section 9.3, the agreement contained in the last sentence of Section 7.1(a), and Article X shall survive the termination; provided, however, that nothing herein shall relieve any party hereto from any liability or damages resulting from any willful and material breach of this Agreement prior to termination.

Section 9.3. Termination Fee; Expenses.

(a) Termination Fee. If after the Due Diligence Termination Date, this Agreement is terminated for any reason other than by the Company pursuant to Section 9.1(f) or the Parent pursuant to Section 9.1(h), the Company shall immediately pay to the Parent a termination fee equal to $175 million in cash payable by wire transfer in same day funds.

(b) Nature of Fees. The parties agree that the agreements contained in this Section 9.3 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if the Company fails to promptly pay to the other any fee or expense due under Section 9.3(a), in addition to any amounts paid or payable pursuant to such sections, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid. The parties agree that the termination fees described in this Section 9.3 are payable in consideration of the transactions contemplated by Agreement and by the Purchase Agreement.

Section 9.4. Amendment. This Agreement may be amended by the Boards of Directors or the Board of Managers, as applicable, of the parties hereto at any time before or after the Company Shareholders’ Approval and prior to the Effective Time; provided, however, that after the Company Shareholders’ Approval is obtained, no such amendment which under applicable Law would require the further approval of the Company’s shareholders shall be made without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1. Non-Survival; Effect of Representations and Warranties. No representations or warranties in this Agreement shall survive the Effective Time.

Section 10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied or emailed (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to

Charles Berardesco Vice President and Deputy General Counsel Constellation Energy Group, Inc. 750 E. Pratt Street Baltimore, Maryland 21202 Facsimile: (410) 470-5741

with a copy to

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street

New York, New York 10022-4611
Attention:	George Stamas
Mark Director
Fax: (202) 879-5200

and

if to the Parent or to the Merger Sub, to

Douglas L. Anderson
Senior Vice President and General Counsel
MidAmerican Energy Holdings Company
1111 South 103rd Street
Omaha, NE 68124
Facsimile: (402) 231-1658

with a copy to:

Peter J. Hanlon, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-9227

Section 10.3. Entire Agreement. This Agreement and the Purchase Agreement are being entered into simultaneously but are separate transactions. Except as expressly set forth in this Agreement, the provisions of the Purchase Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.4. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if they are not already followed by such words.

Section 10.6. Counterparts; Effect. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.7. No Third Party Beneficiaries. Except as expressly provided in Section 7.5 only, the Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under

Section 7.5 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflicts of Law thereof.

Section 10.9. Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in and for Baltimore, Maryland in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in and for Baltimore, Maryland.

Section 10.10. Waiver of Jury Trial and Certain Damages. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) WITHOUT LIMITATION TO SECTION 9.3, ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.

Section 10.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that, without the consent of the Company, the Parent may transfer or assign (including by way of a pledge), in whole or from time to time in part, all of its rights and obligations under this Agreement to one or more of its Affiliates or to its lenders or other financing sources as collateral security; provided that no such transfer or assignment will relieve the Parent of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to the Parent shall also apply to any such assignee unless the context otherwise requires.

Section 10.12. Remedies.

(a) Damages. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. Except as otherwise provided in this Agreement, the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The Company agrees that, notwithstanding anything herein to the contrary (other than the last sentence of this Section 10.12(a)), (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of the Parent and Merger Sub for such losses or damages shall be limited in amount to $1 billion with their recourse to the securities issued pursuant to the Purchase Agreement or upon conversion thereof, and (B) in no event shall the Company seek to recover any money damages other than by recourse to such securities from the Parent or Merger Sub and (ii) in no event shall any officer, director, employee or Affiliate of the Parent (other than Merger Sub) (each a “Non-Recourse Party”) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In the event that the Company or any of its Affiliates asserts in any litigation or otherwise that the provisions of this Agreement limiting the maximum aggregate liability of, and recourse of such Persons to, the Parent or Merger Sub or any of the Non-Recourse Parties as provided in the immediately preceding clause (i) is illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against Parent, Merger Sub or any of the Non-Recourse Parties with respect to the transactions contemplated by this Agreement other than payment as provided in the immediately preceding clause (i) (as limited by the provisions hereof), then the amount of the liability provided in such clause (i) shall be automatically reduced to $1,000. Notwithstanding anything to the contrary in this Section 10.12(a), in the event that any of the shares of preferred stock to be issued pursuant to the Purchase Agreement have been redeemed or any of the notes that may be issued upon conversion of such shares of preferred stock have been repaid or otherwise retired, the Company may recover from the recipient of funds pursuant to such redemption, repayment or retirement losses and damages arising from liability of Parent and/or Merger Sub (and their respective transferees) pursuant to this Agreement up the amount of the funds received thereupon in respect of the stated value of shares of preferred stock or principal amount of the notes.

(b) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article IX, the Parent and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.12(a)(i).

Section 10.13. Obligations of the Parent and of the Company. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Merger Sub to take any action, such requirements shall be deemed to include an undertaking on the part of the Parent to cause the Merger Sub to take such action.

IN WITNESS WHEREOF, the Company, the Parent and the Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Mayo A. Shattuck III
Name:	Mayo A. Shattuck III
Title:	Authorized Signatory

MIDAMERICAN ENERGY HOLDINGS COMPANY

By:	/s/ Gregory E. Abel
Name:	Gregory E. Abel
Title:	Authorized Signatory

MEHC MERGER SUB INC.

By:	/s/ Gregory E. Abel
Name:	Gregory E. Abel
Title:	Authorized Signatory